Exhibit 99.1 October 27, 2004 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN ANNOUNCES RECORD THIRD QUARTER CONSTRUCTION MATERIALS RESULTS

Birmingham, Alabama -- October 27, 2004 -- Vulcan Materials Company (NYSE:VMC) today announced record third quarter net sales of $804 million and earnings from continuing operations of $0.96 per diluted share, a 5 percent increase from last year's $0.91 per diluted share. These results include the Company's Chemicals business. Net earnings of $99 million, or $0.96 per diluted share, approximated the prior year's results.

"Our results for the third quarter demonstrate the underlying strength of the broad geographic markets we serve in Construction Materials and strengthening in chloralkali markets," said Vulcan CEO and Chairman Don James. "Record aggregates shipments and solid price improvement contributed to record sales and earnings in Construction Materials, despite severe weather in many of our key markets. Chemicals segment earnings also improved, primarily as a result of higher pricing for chlorine and chlorinated organics and higher volumes for our 5CP product.

"Our businesses continue to generate strong cash flows. Through the first nine months of 2004, operating cash flows less capital expenditures were $222 million, $10 million better than last year's level."

For the quarter, the effective tax rate from continuing operations increased to 34.7 percent, from 24.8 percent in the prior year. This reflects principally an increase in estimated income tax liabilities for open audit years as compared to a decrease in 2003 for similar items. The impact of these tax items was a $0.07 reduction in earnings per share compared to the third quarter of last year. For the fourth quarter, the effective tax rate is projected to be 31.7 percent.

All results are unaudited.

As announced on October 12, 2004, the Company reached an agreement to sell its Chemicals business to a subsidiary of Occidental Chemical Corporation. According to Mr. James, "Strategically, the divestiture enables us to devote all our efforts going forward to Construction Materials, where we intend to strengthen our position of industry leadership. In the near term, the earn-out provisions of this transaction will allow us to benefit from the strengthening chemical up-cycle.

"Vulcan has benefited from the outstanding performance of the people in our Chemicals business," said Mr. James. "The time was right, however, to find a strategic home for this business. Vulcan's future success will result from our continuing pursuit of disciplined, strategic growth and improvement in our Construction Materials business."

Segment Results - Construction Materials

For the quarter, net sales were $649 million compared to $616 million in the prior year and earnings were approximately $149 million versus $144 million last year.

Net sales benefited from improved pricing for aggregates and ready-mixed concrete and stronger volumes in asphalt. Aggregates pricing increased over 3 percent and shipments increased modestly over last year's record third quarter levels. Extreme weather in the third quarter had an adverse impact on shipments and plant operations in Georgia, North Carolina, Florida and Alabama. However, in California, Texas, Virginia and Arizona, where markets were not impacted by adverse weather, shipments were strong.

The favorable earnings effects from improved pricing and higher volumes were somewhat reduced by higher costs for diesel fuel and liquid asphalt, healthcare and performance-based compensation. Additionally, higher operating costs in certain plants due to heavy rains and flooding, as well as planned activities related to plant improvement projects, negatively impacted earnings in the quarter.

Segment Results - Chemicals

Third quarter net sales of $155 million increased 18 percent from the prior year and segment earnings were $11 million, a $17 million improvement from the prior year's loss.

Third quarter pricing for caustic soda was slightly lower than the prior year, but up significantly from the second quarter. Pricing improved for most other products, including chlorine and chlorinated organics. Earnings also benefited significantly from continued strong growth in 5CP sales volumes.

Company Results - Overall

For the quarter, selling, administrative and general expenses increased due primarily to higher costs for healthcare and performance-based compensation. Interest expense decreased $5 million due to the retirement of $243 million of debt in the second quarter of this year.

Outlook

"In Construction Materials," Mr. James stated, "demand should remain steady through the fourth quarter and recent price improvements should offset higher costs for healthcare, diesel fuel and liquid asphalt compared with the fourth quarter of last year. As a result, full year segment earnings should be in the range of $415 to $425 million, subject to weather conditions in the fourth quarter.

"In Chemicals, we are increasing our earnings guidance due to the upturn in market demand and improving prices for caustic soda. As a result, we are now projecting segment earnings for the year in the range of $15 to $25 million.

"We expect net earnings of $0.70 to $0.80 per share in the fourth quarter. As a result, we are increasing our full year guidance to $2.66 to $2.76 per diluted share.

"Until we conclude the divestiture of our Chemicals business, we will continue to give earnings guidance for both Construction Materials and Chemicals. Subsequently, we anticipate providing estimates of the income to be realized from the earn-outs referable to the sale of Chemicals. Based on the current outlook for ECU values, natural gas prices and marketplace performance for 5CP, we expect undiscounted earn-out proceeds of approximately $145 million.

"As reported October 12, we estimate a maximum non-cash charge of approximately $0.70 per share assuming no contribution from the earn-outs. Whether the transaction will ultimately result in a charge depends on the expected performance of the earn-outs."

Conference Call
Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 10:00 a.m. CDT on October 28, 2004. Investors and other interested parties may access the teleconference live by calling (800) 638-4817 or via the Internet through Vulcan's home page at vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to update such statements.

TABLE A
Vulcan Materials Company and Subsidiary Companies	(Amounts in thousands, except per share data)
Consolidated Statements of Earnings (Condensed and unaudited)	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net sales	$803,885	$747,584	$2,103,855	$1,961,259
Delivery revenues	87,307	82,321	221,120	202,192
Total revenues	891,192	829,905	2,324,975	2,163,451
Cost of goods sold	583,762	550,525	1,619,932	1,535,156
Delivery costs	87,307	82,321	221,120	202,192
Cost of revenues	671,069	632,846	1,841,052	1,737,348
Gross profit	220,123	197,059	483,923	426,103
Selling, administrative and general expenses	60,374	56,777	171,961	161,398
Other operating expense (income) net	616	2,030	(2,507)	7,186
Minority interest in (earnings) losses	(2,006)	(1,476)	(3,290)	1,520
Other income, net	2,476	979	8,444	1,724
Earnings from continuing operations before interest and income taxes	159,603	137,755	319,623	260,763
Interest income	1,351	1,125	4,350	3,047
Interest expense	9,055	13,750	31,369	40,880
Earnings from continuing operations before income taxes	151,899	125,130	292,604	222,930
Provision for income taxes	52,778	31,074	89,856	60,414
Earnings from continuing operations before cumulative effect of accounting change	99,121	94,056	202,748	162,516
(Loss) gain on discontinued operations	(159)	5,093	(995)	(6,081)
Cumulative effect of accounting change	-	-	-	(18,811)
Net earnings	$98,962	$99,149	$201,753	$137,624
Basic earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.97	$0.92	$1.98	$1.60
Discontinued operations	-	0.05	(0.01)	(0.06)
Cumulative effect of accounting change	-	-	-	(0.19)
Net earnings per share	$0.97	$0.97	$1.97	$1.35
Diluted earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.96	$0.91	$1.96	$1.58
Discontinued operations	-	0.05	(0.01)	(0.06)
Cumulative effect of accounting change	-	-	-	(0.18)
Net earnings per share	$0.96	$0.96	$1.95	$1.34
Weighted-average common shares outstanding:
Basic	102,502	101,859	102,361	101,812
Assuming dilution	103,659	102,805	103,513	102,583
Cash dividends per share of common stock	$0.260	$0.245	$0.780	$0.735
Depreciation, depletion, accretion and amortization from continuing operations	$63,801	$66,916	$191,045	$198,925
Effective tax rate	34.7%	24.8%	30.7%	27.1%

TABLE B
Vulcan Materials Company and Subsidiary Companies	(Amounts in thousands)
Operating Results by Reportable Segment (Unaudited)	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net Sales
Construction Materials	$649,309	$616,280	$1,665,906	$1,564,949
Chemicals	154,576	131,304	437,949	396,310
Total	$803,885	$747,584	$2,103,855	$1,961,259
Total Revenues
Construction Materials	$723,375	$685,534	$1,845,681	$1,729,729
Chemicals	167,817	144,371	479,294	433,722
Total	$891,192	$829,905	$2,324,975	$2,163,451
Earnings (Loss) from Continuing Operations Before Interest and Income Taxes
Construction Materials	$148,736	$144,085	$312,782	$282,252
Chemicals	10,867	(6,330)	6,841	(21,489)
Segment* earnings	$159,603	$137,755	$319,623	$260,763
Depreciation, Depletion, Accretion and Amortization from Continuing Operations
Construction Materials	$52,251	$54,338	$155,960	$160,582
Chemicals	11,550	12,578	35,085	38,343
Total	$63,801	$66,916	$191,045	$198,925

* After allocation of corporate expenses and income, other than interest, to the segment with which it is related in terms of products and services. Allocations are based on a trailing 12-month average capital employed and net sales.

TABLE C
Vulcan Materials Company and Subsidiary Companies	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	September 30 2004	December 31 2003	September 30 2003
Assets
Cash and cash equivalents	$346,683	$416,689	$330,205
Medium-term investments	-	4,974	4,972
Accounts and notes receivable:
Accounts and notes receivable, gross	466,378	368,671	446,668
Less: Allowance for doubtful accounts	(9,457)	(8,718)	(10,124)
Accounts and notes receivable, net	456,921	359,953	436,544
Inventories:
Finished products	162,357	174,778	162,080
Raw materials	7,579	7,483	8,206
Products in process	781	476	271
Operating supplies and other	35,550	36,639	39,768
Inventories	206,267	219,376	210,325
Deferred income taxes	35,100	34,358	36,009
Prepaid expenses	24,771	14,892	19,429
Total current assets	1,069,742	1,050,242	1,037,484
Investments and long-term receivables	20,371	21,111	20,965
Property, plant and equipment:
Property, plant and equipment, cost	4,227,205	4,115,646	4,149,684
Less: Reserve for depreciation, depletion and amortization	(2,356,348)	(2,222,998)	(2,216,337)
Property, plant and equipment, net	1,870,857	1,892,648	1,933,347
Goodwill	579,817	579,817	579,180
Other assets	95,267	93,042	88,624
Total	$3,636,054	$3,636,860	$3,659,600
Liabilities and Shareholders' Equity
Current maturities of LTD	$1,302	$249,721	$284,783
Notes payable	48,000	29,000	30,500
Trade payables and accruals	157,606	129,361	138,307
Other current liabilities	169,485	134,870	132,197
Total current liabilities	376,393	542,952	585,787
Long-term debt	607,158	607,654	608,188
Deferred income taxes	341,949	338,913	361,312
Other noncurrent liabilities	268,341	252,518	248,002
Minority interest	95,277	91,987	91,138
Shareholders' equity	1,946,936	1,802,836	1,765,173
Total	$3,636,054	$3,636,860	$3,659,600
Current ratio	2.8	1.9	1.8

	TABLE D
Vulcan Materials Company and Subsidiary Companies Consolidated Statements of Cash Flows (Condensed and unaudited)	(Amounts in thousands) Nine Months Ended September 30
	2004	2003
Operating Activities
Net earnings	$201,753	$137,624
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	191,047	208,097
Cumulative effect of accounting change	-	18,811
Increase in assets before effects of business acquisitions	(100,420)	(102,566)
Increase in liabilities before effects of business acquisitions	77,144	106,190
Other, net	(5,893)	(16,907)
Net cash provided by operating activities	363,631	351,249
Investing Activities
Purchases of property, plant and equipment	(142,017)	(139,777)
Proceeds from sale of property, plant and equipment	26,665	48,387
Payment for businesses acquired, net of acquired cash	(29,433)	(2,493)
(Increase) decrease in medium-term investments	4,974	(4,972)
Change in investments and long-term receivables	661	(5,075)
Net cash used for investing activities	(139,150)	(103,930)
Financing Activities
Net borrowings (payments) - commercial paper and bank lines of credit	19,000	(6,798)
Payment of short-term debt and current maturities	(249,542)	(6,391)
Payment of long-term debt	(195)	(197)
Dividends paid	(79,684)	(74,658)
Proceeds from exercise of stock options	14,551	2,514
Other, net	1,383	(2,312)
Net cash used for financing activities	(294,487)	(87,842)
Net increase (decrease) in cash and cash equivalents	(70,006)	159,477
Cash and cash equivalents at beginning of period	416,689	170,728
Cash and cash equivalents at end of period	$346,683	$330,205

Table E

1.  Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated
Statements of Cash Flows for the nine months ended September 30 is summarized below (amounts in thousands):

Supplemental Disclosure Of Cash Flow Information	2004	2003
Cash paid during the period for:
Interest, net of amount capitalized	$33,045	$34,886
Income taxes	58,635	11,934